Exhibit 99.1

Luminex Corporation Receives FDA Clearance for ARIES® System and ARIES® HSV 1&2 Assay
AUSTIN, Texas, [October 7, 2015] - Luminex Corporation (NASDAQ: LMNX) today announced that it has received FDA clearance for the company’s ARIES® System and ARIES® HSV 1&2 Assay.

ARIES® is a sample to answer system designed to increase laboratory efficiency, ensure result accuracy, and fit seamlessly into today's lean laboratory environment. ARIES® uses internal barcode scanning and other advanced features to minimize operator errors. Two independent modules each support from one to six cassettes, allowing for both STAT and Batch testing IVD and MultiCode® Analyte Specific Reagents can be run simultaneously with a common Universal Assay Protocol. An integrated touchscreen PC eliminates the need for a separate computer, stand-alone keyboard, and mouse; thus maximizing valuable bench space.

The company anticipates market launch in the next few weeks and a formal introduction at the Association for Molecular Pathology annual meeting in Austin, Texas, November 4-7, 2015.

“We are pleased to have received a rapid clearance from the FDA for our game-changing ARIES® System and ARIES® HSV 1 & 2 Assay as it represents a significant milestone for Luminex and a turning point for the molecular diagnostic industry,” said Homi Shamir, President and CEO of Luminex. “There has never been more pressure on clinical laboratories to increase efficiency while improving the overall quality of patient care through the delivery of accurate and timely data. To solve this challenge, Luminex designed the ARIES sample to answer testing platform to streamline the workflow and raise the performance bar for all laboratory professionals no matter how big or small the setting. To increase ARIES®’ utilization and drive rapid top-line revenue growth a key priority will be to rapidly expand our test menu to cover the full range of disease modules. We believe that the launch of ARIES® will increase our potential market to cover 6,500 hospital labs, a 13 fold increase over our current available customer base in the US.”

To learn more or request a demo, visit: http://www.luminexcorp.com/ARIES

Conference Call Information
Luminex Corporation will host a conference call to discuss the FDA clearance of the ARIES® System and the ARIES® HSV 1&2 Assay today, October 7, 2015, at 8:30 am ET. The conference call will be webcast live and may be accessed at Luminex Corporation's website at http://www.luminexcorp.com. Simply log on to the website, go to the About Us section and access the Investor Relations link. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary audio/video software. If you are unable to participate during the live webcast, the call will be archived for six months on the website using the 'replay' link.

About Herpes Simplex Virus 1 and 2 (HSV 1&2)
HSV-1 is a contagious infection, which is common and endemic throughout the world. The virus causes lifelong infection, and there is no cure, although treatment can reduce symptoms. It is mainly transmitted through oral-oral contact and causes “cold sores”. HSV-2 infection is widespread and mainly sexually transmitted. It is estimated that up to 20 million people are newly infected with HSV-2 each year. HSV-2 causes genital herpes, characterized by the occasional appearance of painful genital ulcers. Prescription antivirals to treat herpes simplex include acyclovir, famciclovir, and valacyclovir. Serious complications occur most often in unborn babies, newborns, and people who have a long-term illness such as cancer or HIV/AIDS, or have a weakened immune system.

About Luminex Corporation
Luminex is committed to applying its passion for innovation toward creating breakthrough solutions to improve health and advance science. The company is transforming global healthcare and life-science research through the development, manufacturing and marketing of proprietary instruments and assays utilizing xMAP® open-architecture multi-analyte platform, MultiCode® real-time polymerase chain reaction (PCR), and multiplex PCR-based technologies, that deliver cost-effective rapid results to clinicians and researchers. Luminex's technology is commercially available worldwide and in use in leading clinical laboratories, as well as major pharmaceutical, diagnostic, biotechnology and life science companies. Luminex is meeting the needs of customers in markets as diverse as clinical diagnostics, pharmaceutical drug discovery, biomedical research including genomic and proteomic research, personalized medicine, biodefense research and food safety. For further information on Luminex Corporation and the latest advances in multiplexing using award winning technology, please visit http://www.luminexcorp.com/.

Statements made in this release that express Luminex's or management's intentions, plans, beliefs, expectations or predictions of future events are forward-looking statements. Forward- looking statements in this release include statements regarding the available market for ARIES®, future revenue growth anticipated for ARIES®, and the development, testing and regulatory approval progress of our pipeline products, including ARIES® related assays. The words "believe", "expect", "intend", “anticipates”, "confident", "will", "could", "should", and similar expressions are intended to further identify such forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. It is important to note that the Company's actual results or performance could differ materially from those anticipated in such forward-looking statements. Factors that could cause Luminex's actual results or performance to differ materially include risks and uncertainties relating to, among others, our ability to launch products on time, the timing of regulatory approvals, the outcome of clinical trials as well as the risks discussed under the heading "Risk Factors" in Luminex's Reports on Forms 10-K and 10-Q, as filed with the Securities and Exchange Commission. The forward looking statements contained herein represent the judgment of Luminex as of the date of this press release, and Luminex expressly disclaims any intent, obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in Luminex's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Contacts:
Luminex Investor Contact
Harriss Currie, 512.219.8020
Sr. Vice President of Finance and CFO
hcurrie@luminexcorp.com

Luminex Media Contact
Christine Valle, 512.219.8020
Sr. Manager, Global Marketing
cvalle@luminexcorp.com
Source: Luminex Corporation